Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:          Ituran Location and Control Ltd

Re:          Ituran de Argentina S.A.

We have issued our report dated February 6, 2017, with respect to the consolidated financial statements and internal control over financial reporting for Ituran de Argentina S. A. included in the Annual Report of Ituran Location and Control Ltd. on Form 20-F for the year ended December 31, 2016, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption "Experts".

/s/ Gonzalo Urien Berri

Gonzalo Urien Berri
Estudio Urien & Asociados
December 26, 2017